FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

June 30, 2006

Enercorp, Inc.

 (Exact Name of Registrant as specified in its charter)

COLORADO                               0-9083                                  84-0768802

(State or other jurisdiction                  (Commission file number)               (I.R.S. Employer

of incorporation, or organization))                                                  or Identification Number)

37735 Enterprise Court, Suite 600-B

Farmington Hills, MI 48331

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (248) 994-0099

Former name or former address, if changed from last report

32751 Middlebelt Rd, Ste B

Farmington Hills, MI 48334

Item: 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 30, 2006, the Board of Directors of Enercorp elected Brett A. Homovec to the position of President, Chief Operating Officer and Director, replacing Jeffrey Rautio as President, COO and Director of the Company.  Mr. Rautio’s decision to resign from his duties was voluntary which the Board of Directors accepted upon Mr. Homovec’s acceptance of the position.

Mr. Homovec has been serving as a consultant and authorized representative of Enercorp, responsible for originating investment opportunities, providing on-going assistance and advice to investee companies, including corporate finance transactions, strategic acquisitions and divestitures.  Prior to Enercorp, Mr. Homovec served for ten years as a Principal and Manager to a group of privately-owned luxury automotive retail centers based in Michigan.  He also served as a Vice President Corporate Development with Sterling Optical Corporation, then the nation’s fourth largest optical retailer, responsible for business development and franchising activities.

Mr. Homovec gained his Corporate Finance/Mergers and Acquisitions experience as a Vice President in the Investment Banking Group for Rodman & Renshaw Inc. in New York and Chicago, where he advised business owners, corporate clients and financial buyers on business valuations, M&A and private placements.  He also served as a Senior Associate in the Dean Witter Reynolds Corporate Finance Group and as an audit professional for Touche Ross & Co. in New York.

Mr. Homovec graduated from Dartmouth College in 1982 and received his MBA in Finance from New York University - Stern School of Business.

Mr. Homovec has a five year employment agreement effective June 30, 2006.  The terms of the agreement were approved by the independent Board of Directors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2006

ENERCORP, INC

By: /s/James C. Sargent

          James C. Sargent

          Chairman